Exhibit 5.6

DINSMORE & SHOHL LLP City Center, 100 E. Main St., Suite 900 Lexington, KY 40507 www.dinsmore.com Brady W. Dunnigan (859) 425-1063 (direct) ∙ (859) 425-1099 (fax) brady.dunnigan@dinsmore.com

September 2, 2021

Berry Global, Inc.

101 Oakley Street

Evansville, Indiana 47710

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel in the Commonwealth of Pennsylvania (the “State”) to RPC BRAMLAGE, INC., a Pennsylvania corporation (the “Guarantor”), a subsidiary of Berry Global, Inc., a Delaware corporation (the “Issuer”), and a wholly owned subsidiary of Berry Global Group, Inc., a Delaware corporation (“Holdings”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Issuer, Holdings and the subsidiary guarantors listed on the Table of Additional Registrant Guarantors thereto, including the Guarantor (together with Holdings, the “Guarantors”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the offers by the Issuer (the “Exchange Offers”) to exchange an aggregate principal amount of up to $800,000,000 of its new 0.95% First Priority Senior Secured Notes due 2024 (the “2024 Exchange Notes”), an aggregate principal amount of up to $1,525,000,000 of its new 1.57% First Priority Senior Secured Notes due 2026 (the “2026 Exchange Notes”), and an aggregate principal amount of up to $400,000,000 of its new 1.65% First Priority Senior Secured Notes due 2027 (the “2027 Exchange Notes” and together with the 2024 Exchange Notes and the 2026 Exchange Notes, collectively, the “Exchange Notes”), for an equal amount of its outstanding unregistered 0.95% First Priority Senior Secured Notes due 2024 (the “2024 Outstanding Notes”), unregistered 1.57% First Priority Senior Secured Notes due 2026 (the “2026 Outstanding Notes”), and unregistered 1.65% First Priority Senior Secured Notes due 2027 (the “2027 Outstanding Notes” and together with the 2024 Outstanding Notes and the 2026 Outstanding Notes, collectively, the “Outstanding Notes”), issued and outstanding under, as applicable that certain (A) Indenture, dated as of January 15, 2021 (the “2024 Indenture”), (B) Indenture, dated as of December 22, 2020, as supplemented by the Supplemental Indenture, dated March 4, 2021 (the “2026 Indenture”), and (C) Indenture, dated as of June 14, 2021 (the “2027 Indenture” and together with the 2024 Indenture and the 2026 Indenture, the “Indentures”), each among the Issuer, the Parent, the other Guarantors party thereto, and U.S. Bank National Association, a national banking association, as trustee (the “Trustee”) and as collateral agent. Payment of the Exchange Notes is to be guaranteed by each of the Guarantors pursuant to a guarantee (collectively, the “Guarantee”) contained in the Indentures. Terms used and not defined herein and defined in the Indentures are used herein as defined therein.

Berry Global, Inc. September 2, 2021 Page 2 of 3

In rendering the opinions expressed below, we have examined the following (collectively, the “Subject Documents”):

1.	the Indentures;

2.	the Registration Statement and the related form of prospectus included therein (including all exhibits thereto), in the form in which it was transmitted to the Commission under the Act;

3.	executed copies of the Outstanding Notes; and

4.	the forms of the Exchange Notes.

We have reviewed the Subject Documents and such other Guarantor records, instruments, documents and agreements as we have deemed necessary or appropriate as a basis for us to be able to render the opinions hereinafter set forth.

In addition, we have examined such records of Guarantor and such documents and records, and such matters of law, as we have deemed appropriate as a basis for such opinions hereinafter expressed.

This opinion letter and the opinions provided herein are given in accordance with customary opinion practice and, except as otherwise set forth as to any particular opinion, on the basis of the laws, rules, and regulations of the Commonwealth of Pennsylvania that a Pennsylvania lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to Guarantor, the Indentures, and the transactions contemplated thereby.

We have not made or undertaken to make any investigation as to factual matters or as to the accuracy or completeness of any representation, warranty, data or any other information, whether written or oral, that may have been made by or on behalf of the parties to the Subject Documents or otherwise (but have no actual knowledge of the inaccuracy or incompleteness of any of the same), and we assume, in giving this opinion, that none of such information, if any, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements made, in light of the circumstances in which they are made, not misleading. When we use the words "knowledge" or "our knowledge" and similar language herein, the relevant knowledge is limited to the actual knowledge (without any inquiry or investigation except as expressly set forth in this opinion) of the lawyers within our firm who have worked on the transaction described in the Subject Documents on behalf of the Guarantor.

Subject to the foregoing assumptions and qualifications, we are of the opinion that:

1.                The Guarantor (a) is a corporation validly existing and in good standing under the laws of Commonwealth of Pennsylvania and (b) has the necessary corporate power to guarantee the Exchange Notes pursuant to the terms of the Indentures.

2.                The Guarantor’s guarantee of the Exchange Notes pursuant to the terms of the Indentures has been duly authorized by all necessary corporate action and the Guarantor has duly authorized the issuance of the Guarantee of the Exchange Notes.

3.                The Indentures have been duly executed and delivered by the Guarantor.

Berry Global, Inc. September 2, 2021 Page 3 of 3

For purposes of this opinion, we are admitted to practice only in the State. We express no opinion as to matters under or involving the laws of any jurisdiction other than the laws of the United States of America and the State (but expressly excluding any statutes, ordinances, administrative decisions, rules or regulations of any political subdivision of the State). We shall have no continuing obligations to inform you of changes in law or fact subsequent to the date hereof or of facts of which we become aware after the date hereof. This opinion letter is being furnished to you for submission to the Commission as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

/s/ DINSMORE & SHOHL LLP